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                                                                   EXHIBIT 5

                                  [LETTERHEAD]

                                  July 5, 1996

Whole Foods Market, Inc.
601 N. Lamar Blvd., #300
Austin, Texas 78703

Gentlemen:

      We have served as counsel for Whole Foods Market, Inc., a Texas corporation (the "Company"), in connection with the Registration Statement on Form S-4 covering the issuance of shares (the "Shares") of Common Stock, no par value, of the Company in connection with the merger of a wholly-owned subsidiary of the Company with and into Fresh Fields Markets, Inc. ("Fresh Fields"). As a result of such merger, the shares of capital stock of Fresh Fields will be converted into the right to receive Shares, as more fully described in the Agreement and Plan of Merger, dated as of June 17, 1996 (the "Merger Agreement"), to which the Company and Fresh Fields are parties.

     We have examined such documents and questions of law as we have deemed necessary to render the opinion expressed below. Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered in connection with the terms of the Merger Agreement, will be duly and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as Exhibit 5 to the Registration Statement.

                                       Very truly yours,


                                       Crouch & Hallett, LLP